Exhibit 99.1

Freshpet Appoints Nicki Baty as Chief Operating Officer

Company strengthens organizational capabilities with the addition of industry leader Nicki Baty

Scott Morris will continue to help lead Freshpet as President and Co-Founder

BEDMINSTER, N.J. – September 3, 2024 – Freshpet, Inc. (“Freshpet” or the “Company”) (Nasdaq: FRPT) today announced Nicki Baty has been appointed Chief Operating Officer, effective September 1, 2024. Ms. Baty will report directly to Billy Cyr, Chief Executive Officer.

Ms. Baty has a strong track record of scaling businesses, having spent nearly 20 years at Colgate-Palmolive where she most recently served as President and General Manager of Hill’s Pet Nutrition U.S. She has deep experience in driving transformative growth initiatives and leading businesses across multiple international markets.

"Freshpet is changing the pet food industry, and we intend to continue our rapid growth. Nicki brings us a proven track record of scaling a large business, a commitment to animal health and wellbeing, and broad international experience that will support our efforts to accomplish our goals. We are excited to welcome Nicki to the team to help take us to the next level as a multi-billion-dollar organization,” commented Billy Cyr, Freshpet’s Chief Executive Officer. “Nicki has demonstrated success in areas that we have identified as future Freshpet opportunities for growth, and we believe she will be a great addition to the team to help us build on our solid momentum.”

Scott Morris built and created Freshpet’s original products, brands and marketing model. Continuing in his role as President and Co-Founder, he will be responsible for developing the future of Freshpet’s product portfolio, starting from ingredients to a reimagined consumer proposition utilizing next-generation manufacturing technologies. The goal is to provide Freshpet with the next decade of competitive advantage, solidifying its leadership in fresh pet food.  He will work closely with Ms. Baty and the commercial team as the co-founder of the business to fortify the Company’s future business and growth models.

“I have been fortunate to work with Nicki over the past two years on industry initiatives. I am thrilled she is joining Freshpet. My entrepreneurial skills and Nicki’s demonstrated ability to build organizational capability are an unbeatable combination.  Working together as part of the talented team we have developed will help Freshpet reach its full potential,” added Scott Morris, President and Co-Founder.

“The team have built Freshpet into an incredible business, pioneering fresh pet food in the U.S. and transforming the category. Many households in the U.S. are now Freshpet shoppers and I believe there is terrific runway to scale the business,” said Ms. Baty. “I look forward to bringing my commercial, operational and global experience to the team and contributing to Freshpet’s future success.”

Ms. Baty will have responsibilities consistent with her role as COO. However, until May 10, 2025 her commercial responsibilities will be limited to the Mass, Grocery, and Club channels.

Nicki Baty Biography

Nicki Baty brings extensive operational and leadership experience managing brands across the UK, Europe and the U.S. Over her nearly 20-year tenure at Colgate-Palmolive, Ms. Baty held a variety of roles. She most recently served as President & General Manager of Hill’s Pet Nutrition U.S. from 2020 to 2024, where she executed a strategic plan to drive growth and scale a multi-billion-dollar business. Previously, she served as Senior Vice President of Global Sales & General Manager of Latin America and Asia for Hill’s Pet Nutrition, General Manager of the Nordic Region, General Manager of the Netherlands, and European Customer Development Director. From 2000 to 2005, she held various roles at Unilever in the UK. Ms. Baty holds a degree in Law and Business from the University of Warwick.

About Freshpet
Freshpet’s mission is to improve the lives of dogs and cats through the power of fresh, real food. Freshpet foods are blends of fresh meats, vegetables and fruits farmed locally and made at our Freshpet Kitchens. We thoughtfully prepare our foods using natural ingredients, cooking them in small batches at lower temperatures to preserve the natural goodness of the ingredients. Freshpet foods and treats are kept refrigerated from the moment they are made until they arrive at Freshpet Fridges in your local market.
Our foods are available in select grocery, mass, digital, pet specialty, and club retailers across the United States, Canada and Europe. From the care we take to source our ingredients and make our food, to the moment it reaches your home, our integrity, transparency and social responsibility are the way we like to run our business. To learn more, visit www.freshpet.com.

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Investor Contact:
Rachel Ulsh
Rulsh@freshpet.com

Media Contact:
Press@freshpet.com